Consent of Independent Registered Public Accounting Firm

The Board of Directors
YUM! Brands, Inc.:

We consent to the incorporation by reference in the registration statements listed below of YUM! Brands, Inc. and Subsidiaries (“YUM”) of our reports dated February 25, 2008, with respect to the consolidated balance sheets of YUM as of December 29, 2007 and December 30, 2006, and the related consolidated statements of income, cash flows and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 29, 2007, and the effectiveness of internal control over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007 annual report on Form 10-K of YUM. Our report on the consolidated financial statements refers to changes in accounting for uncertainty in income taxes in 2007, the method of quantifying errors and accounting for defined benefit pension and other postretirement plans in 2006, and a change in method of accounting for share-based payments in 2005.

Description	Registration Statement Number

Form S-3 and S-3/A

Debt Securities	333-133097
YUM! Direct Stock Purchase Program	333-46242
$2,000,000,000 Debt Securities	333-42969

Form S-8s

Restaurant Deferred Compensation Plan	333-36877, 333-32050
Executive Income Deferral Program	333-36955
YUM! Long-Term Incentive Plan	333-36895, 333-85073, 333-32046
SharePower Stock Option Plan	333-36961
YUM! Brands 401(k) Plan	333-36893, 333-32048, 333-109300
YUM! Brands, Inc. Restaurant General Manager
Stock Option Plan	333-64547
YUM! Brands, Inc. Long-Term Incentive Plan	333-32052, 333-109299

/s/ KPMG LLP
Louisville, Kentucky
February 25, 2008